EXHIBIT 21.1

LIST OF SUBSIDIARIES

Copperhead Digital Holdings, Inc. – an Arizona limited liability company
Trucom, LLC – an Arizona limited liability company
CityNet Arizona, LLC – a Delaware limited liability company

San Diego Media, Inc. – a California corporation

K Telecom and Wireless, LLC – a Washington limited liability company

Blue Collar, Inc. – a California corporation

TPT Speed Connect, LLC – a Colorado limited liability company

TPT MedTech, LLC – a Colorado limited liability company

InnovaQor, Inc. – a Colorado corporation

TPT Federal, LLC – a Colorado limited liability company